EXHIBIT 99.1

Conference call script of Tut Systems, Inc. hosted on January 31, 2006

TUT SYSTEMS

Moderator: Salvatore D’Auria

January 31, 2006

7:30 am CT

Operator:	Good morning. My name is Judy and I will be your conference facilitator. At this time I would like to welcome everyone to the Tut Systems Fourth Quarter and Year End 2005 Results conference call.

All lines have been placed on mute to prevent any background noise.

After the speaker’s remarks there will be a question and answer session. If you would like to ask a question during this time simply press star then the number 1 on your telephone keypad. If you would like to withdraw your question press star then the number 2. Thank you.

Mr. Gausman, you may begin your conference.

Randall Gausman:	Thank you and good morning. Thanks everyone for joining our conference call to report on our fourth quarter 2005 business and financial results.

I am Randy Gausman, CFO of the company. Before I turn the call over to Sal D’Auria, our Chairman and President and CEO, I would like to remind you that today’s conversation will contain forward-looking statements within the meaning of the Private Securities and Litigation Reform Act of 1995.

Specifically and without limitation, our expectations about our revenues, gross margin, total operating expenses, net interest expense, earnings per share, cash balances and any merger activities are forward-looking statements within the meaning of the Safe Harbor.

Forward-looking statements are based on management’s current expectations and beliefs and are subject to risks and uncertainties. As a result, actual results may differ materially from forward-looking statements contained herein.

Risks that relate to these forward-looking statements include the risks inherent in new and developing technologies and markets, such as the IPTV market, the risks that competitors will introduce rival technologies and products and the risks that the expected financial benefits of new technology and developments will not be achieved as a result of unforeseen costs or events.

Further detailed information about risk factors that may impact our business is set forth in our period filings with the Securities and Exchange Commission.

We expressly disclaim any obligation to update or alter our forward-looking statements whether as a result of new information, future events or otherwise.

Now I will turn the call over Sal for his opening remarks.

Salvatore D’Auria:	Welcome to our early morning conference call. We continue to see strong activity in IPTV initiatives around the world. And we are seeing a meaningful growth in our core business.

Q4 2005 was a good quarter for Tut. Our core video business is stronger than ever. Revenue grew 52% over a year ago. Our video business grew 20% from Q3. It was our sixth sequential quarter of revenue growth. The sales funnel grew once again. Our backlog grew once again. We had 7 digital headend wins in the quarter. We added 7 new MPEG-4 AVC customers.

We now have 20 MPEG-4 AVC customers.

We have sold almost 1,800 MPEG-4 AVC channels. We believe that is more than anyone else in the industry. All four tier one opportunities that we have discussed previously are still in process. We now have sold our video products in 18 countries, spanning 5 continents.

Two thousand five was a good year for Tut. Our revenue grew by 50%. Our video business revenue grew by 70%. We are confident that 2006 will be an even stronger year. We will see strong growth in four areas in 2006, continued growth in our core business, more IOCs, more PTTs, upgrade revenue with current customers, that’s MPEG-2 going to MPEG-4 and also VSP sales.

US tier one opportunities is a third growth driver, and last but not least, new PBN or Private Broadband Network product revenue.

I’ll talk more about each of these in a few moments. But for now, back to Randy.

Randall Gausman:	Okay thank you, Sal. Our total revenues for the fourth quarter and year ended December 31, 2005 were $10.7 million and $37.5 million respectively, compared with $7 million and $25 million for the same period ended December 31, 2004. This represents increases of 52.4% and 49.9% over the fourth quarter and year ended December 31, 2004. This quarter was our sixth sequential quarter of revenue growth and was a 6.6% increase over the third quarter of 2005.

Our video processing systems revenue was $9.7 million, an increase of 68% compared with the fourth quarter ended December 31, 2004 and a 20% increase compared with the third quarter of 2005 revenue of $8.1 million.

Video processing revenue for the year ended December 31, 2005 was $30.6 million, a 70% increase over the prior year revenue of $18.0 million.

Revenue from our broadband transport and service management products in the fourth quarter was $1.0 million, a 21% decrease from the fourth quarter of 2004 and a 20% decrease compared with the third quarter of 2005. For the year ended December 31, 2005 revenue for this product group declined by 34% to $4.6 million compared with $7.0 million for the prior year.

Legacy product sales from the June 2005 acquisition of Copper Mountain Networks were immaterial in the fourth quarter but were $2.3 million for the year ended December 31, 2005.

The year-over-year increase in fourth quarter and full year video processing systems revenue was due primarily to strong sales growth in our Astria content processing products which was related to our upgraded advanced video compression technologies or MPEG-4 and an increase in US and international market demand as more telecommunications companies deploy IPTV services.

The year-over-year decrease in our broadband transport and service management product revenue is primarily due to the end of the product lifecycle for these products. Revenue from this product line is expected to increase in future quarters with the introduction of our next generation products expected late in the first quarter of this year.

International revenue was $3.0 million or 28% of our total revenue for the fourth quarter compared with $2.7 million or 27% in the third quarter of 2005. The quarter-to-quarter increase in international revenue was due primarily to increased sales activity in the Middle East.

Al-Falak Systems Solutions and Consulting, our partner for a Middle East based PPT accounted for 12% of our fourth quarter 2005 revenue. There were no 10% customers for the year ended December 31, 2005.

For the quarter and year ended December 31, 2005 our cost of goods sold was $7.7 million and $26.3 million respectively, compared with $4.7 million and $18.6 million for the same periods in 2004. Cost of goods sold in the third quarter of 2005 was $7.9 million.

The year-over-year increase in the fourth quarter cost of goods sold of $3 million was due to a $2.6 million increase in material costs, a $200,000 increase in labor and contractor costs related to higher sales volume and an increase in our reserves for excess and obsolete inventories of $200,000.

The 2005 and 2004 costs of goods sold included a charge for increases in our reserves for excess and obsolete inventories of $1 million related to lower costs or market adjustments primarily for video systems products.

Amortization of intangibles was $0.4 million for both quarters ended December 31, 2005 and 2004 and $1.6 million and $1.5 million for the years ended December 31, 2005 and 2004 respectively.

Our gross profit for the fourth quarter and year ended December 31, 2005 was $3.0 million and $11.2 million respectively, compared with $2.4 million and $6.4 million for the same periods ended December 31, 2004.

Our gross margin was 28% for the quarter and 30% for the year ended December 31, 2005, compared with 34% and 25% for the same periods ended December 31, 2004.

Excluding the increase in inventory reserves our fourth quarter pro forma gross margin would have been 30% compared to a pro forma gross margin of 31% in Q3, which excluded an increase in inventory reserves of $800,000 and an asset impairment charge of $200,000.

The quarter-to-quarter decline in our pro forma gross margin was due to a change in our fourth quarter product mix. We had a quarter-over-quarter increase of approximately 2 percentage points in the contribution from our video processing systems products but this was offset by a decline in volume and contribution from our broadband transport and service management products and no contribution from Copper Mountain legacy products.

Operating expenses were $7.2 million for the quarter and $28.7 million for the year ended December 31, 2005, compared with third quarter 2005 operating expenses of $7.8 million, fourth quarter operating expenses declined by $600,000. The decrease was due to a reduction in R&D expense of $700,000, primarily related to our third quarter 2005 workforce reduction and one-time restructuring charge of $100,000 in the third quarter of 2005.

This was partially offset by an impairment charge in Q4 of $200,000 for certain UK assets.

The net loss for the quarter was $4.2 million or 13 cents per share basic and diluted, compared with a net loss of $2.6 million or 11 cents per share basic and diluted for the fourth quarter of 2004.

The pro forma fourth quarter net loss excluding the inventory reserve adjustment of $200,000 and the impairment charge of $200,000 was 11 cents per share. The full year net loss was $17.6 million or 60 cents per shared, compared with $13.5 million or 63 cents per share over the same period of 2004.

Cash and cash equivalents and short-term investments totaled $13.8 million at December 31, 2005, an increase of $1.4 million from December 31, 2004. Cash used in operating activities was $20.3 million for the year ended December 31, 2005, compared with $9.7 million for the year ended December 31, 2004.

The increased cash used in operating activities included an increase in net loss of $4.2 million, an increase in accounts receivable and unbilled revenue of $8.5 million and an increase in inventory of $1.9 million. Excluding the unbilled revenue, DSOs or day sales outstanding were 90 days at quarter end. Since quarter end our collections totaled $1.9 million which would have reduced our DSOs to 75 days at year-end.

The increase in accounts receivable in unbilled revenue resulted primarily from higher revenue in the fourth quarter of 2005. Inventories increased to support higher expected revenue in Q1 of 2006.

Partially offsetting the use of cash was a $3.2 million increase in accounts payable and accrued liabilities primarily due to increased inventory purchases in the fourth quarter of 2005 and a decrease of prepaid expenses of $900,000.

Cash used in investing activities was $1.9 million for the year ended December 31, 2005, compared with $1.4 million for the year ended December 31, 2004. Net cash acquired from our Copper Mountain acquisition was $1.5 million. Additions to property and equipment were $1.7 million for the year ended December 31, 2005, compared with $1.4 million for the year ended December 31, 2004.

In the quarter ended December 31, 2005 we had a net increase in the purchase of short-term investments of $1.7 million. Cash from financing activities was $21.6 million in the year ended December 31, 2005, compared with $9.2 million for the year ended December 31, 2004. The increase is due to the net proceeds from our bank line of credit of $7.1 million and the year-over-year increase of net proceeds from the issuance of common stock of $5.3 million.

Now I’ll turn the call back over to Sal for further comments.

Salvatore D’Auria:	Well thanks, Randy. As we reflect back on a year ago we might remember that 2005 IPTV was just beginning to get people’s attention. We believe that 2006 is the year that IPTV becomes a mainstream telecom CAPEX driver.

Our 70% revenue growth in our video business and success with our customers, success with products like AVC and success with partners in 2005 prepares us for further growth in 2006. Our growth will come from four major growth drivers in 2006. I’d like to spend a little time on each one of them.

First, more IOC and PTT customers - today there are more than 160 service providers around the world delivering IPTV powered by Tut Systems We are just beginning to tap the global IPTV market potential.

In 2005 we won a major MPEG-4 AVC digital headend in the Middle East. This customer has the potential for over 300,000 subscriber lines. Their headend is almost complete and they are planning to turn up the service in the next 30 to 60 days.

Early this month we hosted approximately 100 potential customers from a number of neighboring countries in that region. We believe that we are very well positioned in the region to grow that business and do very well there. Closer to home we see significant opportunity with IOCs and our emerging CLECs. Our strong success with MPEG-4 AVC is helping our momentum and we believe that we have penetrated less than 15% of that market.

The second growth driver is the upgrade cycle for our existing customers. We have just begun to tap the upgrade opportunities with our existing customers. As you have seen by our recent announcement we received a $3 million plus order from our long-time customer Iowa Network Services, INS.

The upgrade cycle has begun. We have already received orders from other existing customers for MPEG-2 to MPEG-4 upgrades and for VSP based edge modulation additions. MPEG-4 AVC HD availability is planned for Q2 of ’06. It provides an additional set of upgrade opportunities.

Growth driver number three: tier one US opportunities. We believe that 2006 will be the year that we will add tier one opportunities to our revenue and customer mix.

We are happy to say that all four tier one US opportunities that we have previously discussed are still in progress. We believe that we continue to better position ourselves for success with our products and our partners.

Additionally, we believe that we have added at least one additional tier one opportunity to our opportunities set. We also believe that we will see the first of these decisions from these tier ones in the first half of this year.

These opportunities combined still represent a potential of greater than $200 million for Tut.

Opportunity and growth driver number four; after a year of declining sales, 2006 brings an exciting new product cycle from our private broadband networks group.

There are two major products under development that address the need for higher performance to support the rollout of video and MDUs in enterprise environments.

These products have been in development for over a year. The first of these new products will ship in Q1. We currently are in trial with five customers worldwide, and the product is performing well and the customer response has been enthusiastic.

These potential customers are in the US, in Europe and in Japan. And we expect to announce the first products and some initial customers for those products before the end of Q1.

Now back to Randy.

Randall Gausman:	Thanks, Sal. Let me now turn to our forward looking guidance. Remember that the forward looking statements that I’m about to make are subject to many risks and uncertainties as described at the beginning of this call.

Further, because of the high cost per unit of our head in systems, if we were to sell even one less system than our forecasted number of head in sales per quarter, such a decrease in sales volume would have a material and adverse impact on our revenue for the quarter.

We are providing the following guidance for the first quarter of 2006. We expect first quarter revenue to increase by approximately 10% to $11.8 million.

We estimate that our gross margin percentage including amortization of intangibles of $400,000 will be approximately 33% for the first quarter.

We estimate the first quarter operating expenses will be approximately $7.0 million.

We expect net interest expense for the first quarter to be less than $80,000. We expect the weighted average number of shares outstanding to be approximately 33.5 million shares for the first quarter.

This concludes my financial comments and guidance. As a reminder, we will not be reviewing or commenting on financial models or providing additional details to our expectations after this call or during the quarter.

We also wish to remind you that Tut’s actual financial results may vary materially from our guidance due to factors that are unforeseen or whose results are unpredictable at this time.

Now I will turn the call back over the Sal for his closing remarks.

Salvatore D’Auria:	Thanks, Randy. We are very excited about the IPTV business foundation that the Tut team has built in 2005. And we are excited about our four growth drivers.

Again, more IOC PTT business, an upgrade cycle with our current customers, new tier one business opportunities and new private broadband networks business based on the new products from that group.

We believe that our four growth drivers will each result in meaningful revenue before the end of 2006 and take us to EBITDA positive in the second half of 2006.

Again, we thank you for your time this morning, and now we’d like to open it up for questions.

Operator:	At this time, I would like to remind everyone in order to ask a question, press star then the number 1 on your telephone keypad. We will pause for just a moment to compile the Q&A roster. Again that is star 1 to ask a question. Your first question comes from the line of Bill Morrison with Ryan Beck and Company.

Bill Morrison:	Good morning, Sal and Randy.

Randall Gausman:	Good morning.

Salvatore D’Auria:	Good morning, Bill.

Bill Morrison:	Could you go just a little further into the gross margin and the product mix between video processing and PBN? Just so I can get a better handle on that.

Salvatore D’Auria:	I think that, Bill, the easiest thing to understand is that as we look at the details there, quarter to quarter — Q3 to Q4 — we saw the gross margin of the video products actually increase by about two percentage points.

As you noticed, the PBN business was about $1 million. So you can see that the volume in that area was down. And also we saw that the gross margin for some of those products that were, again, at the sort of - at the late part of their product cycle, were less than expected.

So between the volume and the absolute sort of product mix gross margin, that pulled things down a little bit. But again, the gross margin — absolute gross margin — for the video products grew by about two points. Which is the right direction, and we do look at moving that up even further over the next quarter.

Bill Morrison:	Good. And then for PBN, the two new products; do you think this would be, like a significant refresh to the business, or is - could it just, you know, kind of marginally improve that end of the business going forward?

Salvatore D’Auria:	Well I think that what we’ll see is - we’re very excited about these things, and they are, by the way, driven by the need for some of our current customers for that group to upgrade to some of the more demanding video applications, particularly HDTV and those things.

When we look at Q1, what will be the first quarter that we will see revenue from those new products. Q1 will be modest in its mix there for that product line.

But we believe that the overall PBN business will grow in 2006, not just remaining steady but grow in 2006 over 2005.

Bill Morrison:	Okay. Good. Thanks, guys.

Salvatore D’Auria:	Thanks, Bill.

Operator:	Your next question comes from the line of Todd Brady with A.G. Edwards.

Todd Brady:	Can you guys hear me?

Randall Gausman:	Yeah.

Salvatore D’Auria:	Just fine.

Todd Brady:	Good morning. Just a - you know, Sal, can you just give us some more color? A brand new year — happy New Year, by the way — and you’ve had a chance to talk to your customers about their spending plans. And we entered 2005 with a lot of excitement in the IPTV world.

You seem to have even more excitement going into 2006. Can you maybe add some color as to what region you carry the most confidence in the near term momentum in business?

And my second question is what’s changed between the September and December quarter with the tier one telecom opportunities for you guys? Thanks.

Salvatore D’Auria:	Those are both good questions. And you know I really do think it’s important for us all to reflect back on where we all were as part of this industry a year ago.

IPTV is really, we believe — and we’re seeing this every day — a real telecom CAPEX driver. It’s really the reason for a lot of upgrades to the access network elements.

And a lot of other network elements that are required to be there to support video are being seriously viewed and money is being spent on those things.

So when we look at the - well, let me take the tier ones first. You know, again, just reflect back. A year ago, a lot of people were asking me questions about whether the tier ones are really going to get into this.

And I think you know that the largest of the tier ones have begun to roll out video in selective areas. I’d also point out that that’s just the beginning of their cycle, and I’d also like to point out that it’s my belief that they haven’t finished all of their designs or purchases for the rollout of those networks.

So you know, that’s I think a very interesting and an important growth driver for us, because I believe we are very well positioned to take advantage of some of those opportunities.

From a region of the world perspective, I think a key thing is that we’re seeing every single day - I mean you can just look at our, you know, our travel schedule and where it takes us.

This is absolutely a global phenomenon. We, as you know, over the years have focused number one on the US and on the IOCs, and we’re seeing continued good growth there.

We next leveraged our activities in Asia with the win at PCCW a couple of years back. And the development of partners like Huawei in that region that have done very well for us throughout Asia.

The third areas that — we’ve talked about this before — we predicted would be the European and Middle Eastern area. And as you - as you heard us this morning talk about a major win. In fact, the only 10% customer for the quarter was a major PTT in the Middle East.

And just as we did in Hong Kong with leveraging success of a beachhead with PCCW for the region, we’re doing the same thing in the Middle East, where we already are showcasing the success there to neighboring PTTs and neighboring countries.

So we think that our predictions of the US first, Asia next and then the European, Middle Eastern area would be - the third there is coming about.

And again, we are seeing growth in all of those areas. And in fact, this quarter we saw what may be the fourth area of geographic growth. We saw our first customer in South America.

Todd Brady:	If I could just follow up really quickly; you had seven digital head in wins in the quarter. How many did you guys have for the year? And my second question — my second follow up — is Sal, what does the competitive landscape look like currently versus last year?

Are you still seeing the same names? Are you seeing any new entrants? What’s the competitive landscape look like?

Salvatore D’Auria:	That’s a good question. Certainly we, you know, we’re seeing what I would call a top tier competitors like the Harmonics and Tandburgs and SA.

And I’m happy to say that over the course of the year, we believe that we have been compared more closely to those companies than, again, a year or so ago. I think the success of our MPEG-4 is really making a difference.

And we do believe - it’s hard to keep track of these numbers exactly for our competitors, but we do believe that our 1800 or so lines of MPEG - I’m sorry, channels of MPEG-4 AVC is more than even those biggest, you know, I would say tier one competitors have shown us in the last year.

It’s interesting; we’re not seeing - you would expect to see some new entrants, but we’re actually not seeing new entrants. We’re actually seeing less of some of the smaller, you know, tier players that are in there.

But again, I think the important thing for us over the course of the year is I think that we are being compared favorably with the tier ones who, as you may remember, come from the cable and satellite side.

And in fact, in the Middle East — in the PTT we won there — we believe that we, well we know we won that against a group of tier ones again, we beat in that region.

I don’t have the number in front of me; you asked about the number of head in wins for the year. But I don’t know Randy if you have that exactly, but you know, we’ve been about - I think we may have started the year with about five wins and we increased that to about seven.

We’ve actually - we had seven last quarter - Q3 and Q4. I don’t have the Q2 and Q1 numbers in front of me, but they’re in that region.

Randall Gausman:	I don’t have the numbers in front of me either, but we generally have been averaging six to seven wins a quarter. So that gives you some kind of a sense of what it is.

Salvatore D’Auria:	Right. And by the way, you know, some of those are MPEG2 wins and some of those are MPEG4 wins. And we, you know, we’re happy to take care of our customers, with whichever technology platform they’d like.

We do believe that over time all of our MPEG2 customers are potential MPEG4 upgrade customers.

Todd Brady:	Great. I really appreciate it. Good luck, guys. Thanks.

Salvatore D’Auria:	Thanks, Todd.

Operator:	Your next question comes from the line of Anton Wahlman with Needham.

Anton Wahlman:	Hey. What’s it going to take, do you think, volume wise and maybe mixed wise if you’d like to add that into it as well to get margins to 40 and then eventually to, you know, like 45% if ever?

What are we talking about? Is that, like a $15 million proposition or is it a $20 million proposition to get margins to that level? Or is that level or those types of levels at all unattainable?

Salvatore D’Auria:	Yeah. So let me be very clear. I think that your number of 15 is probably in the ballpark on that. And we believe that the higher margins are absolutely attainable and within our reach.

We started to see some of the positive movement towards that from our, you know, video business side in the quarter. I think it’s pretty easy to understand the downward pressure from the PBN group given the business cycle and the volume area.

But we are very confident that we will see the growth, again, roughly you know, the $15 million range is the right area for I’d say the low end of your number, you know, say the 40% kind of a number.

And by the way, it is within our business model and we believe attainable for us to be in the mid-40s over the, you know, over the course of time relative to our overall, you know, business plan.

The growth drivers I talked about are very much all supportive of not only growth in revenue but growth in gross margin.

Anton Wahlman: Yeah. So I mean, and at 45%, what kind of volume are we talking about? Is that $20 million a quarter or is it - is that a volume proposition?

Salvatore D’Auria:	Well, I think - I mean there’s always going to be a volume component to that, but I think that we’ll see you know, other factors.

Again, new products, higher software content kinds of things enter the mix. So it’s not just you know, our business model is - it’s not just a volume component.

Again, I - clearly there’s a volume component relative to, you know, our manufacturing overhead but I actually think that that will be overshadowed by the other dynamics of the products and the distribution of those products.

Anton Wahlman:	And in terms of you selling direct versus, I mean, for example, having the Huawai reseller relationship there margin-wise, I mean, how would you characterize the dependence on any mix between the selling direct and selling the large sort of international resellers, particularly in China?

Salvatore D’Auria:	Yeah. Actually we have been very, very happy with the relationship with Huawei. We’ve been very happy with the margins there. We would surprise you with the margins that we see in that area.

There’s some interesting dynamics. You know that in our business model there are some times where we resell third party products in our mix. And what’s interesting is that when you sell to some of these, you know, larger partners like a Huawei or when you sell either direct or through a partner to a tier one, you know, U.S. carrier as an example, you will inevitably not have third party elements in the equation. Those larger players will source those themselves or through some other means. So it doesn’t become part of our mix.

And that actually ends up helping our margin. As you might imagine, third party products are not where we make our money. You know, the Astria CP and VSP are the products that, you know, that we’ve designed and that’s where we make, you know, our real standard margin and gross margin.

Anton Wahlman:	Sure. Can I just get a quick update on when do you expect to start shipping for production quantities high definition AVC?

Salvatore D’Auria:	I mentioned in the call or in the script there we think Q2 is about the right timeframe for us, which we believe will be coincident with the broad and general availability of some of the first HD set top boxes.

Anton Wahlman:	Okay. Now on the PBN business, at some point I recall, I believe approximately a year ago you had said that you expected the new products to appear – I could be off here but in the October timeframe. What was it that caused the delay of almost or approximately six months in getting that thing out the door?

Salvatore D’Auria:	Yeah. No you’re absolutely right. We had some expectations earlier that there would be a new set of products there sooner in the year. That did not happen. A couple of things. Number one is that we actually expanded and, you know, sort of the feature creep, you know, product line expansion took place. So actually you’ll see a couple of products on top of each other that would have been more spread out but we sort of pulled it in and – well pushed one out and pulled one in, which netted in things coming out later.

But an important thing that I mentioned briefly, we have been in beta with customers and those betas have turned into trials. But that began in Q4. So in Q4 we had these products out there in various, you know, pre-release state in beta and in trials. Again, I’m happy to say that our customers were very enthusiastic about the products and have given us very good feedback and very positive feedback on the products.

As I mentioned, we do expect to ship the first of the products in Q1 and see our first revenue and you will – stay tuned. You’ll likely see the announcement of the product of that pre-work with those customers sooner than later. So when we announce a product we’ll likely announce some key customers at the same time.

Anton Wahlman:	Now you mentioned a fifth tier one opportunity. How many of these five tier one opportunities are in the U.S. versus not in the U.S.?

Salvatore D’Auria:	Yeah. So they are all in the U.S. Again that grouping, which we put a good deal of focus on. When I talk about tier ones I’m really focusing on U.S. tier ones. And what I said was that we added at least one additional. So at least five. There may actually be a sixth opportunity there.

And you might imagine that when they get to know you and are working with you on a project it makes it even easier to be considered for and sort of be in the right place for these other opportunities. And that’s exactly what we’ve seen happen with these opportunities.

Anton Wahlman:	So the definition of a tier one – I’m thinking here out loud but if you have like four RBOCs, the U.S. government, you know, Jesus Christ, I mean what is…?

Salvatore D’Auria:	I would focus I mean just on the four RBOCs.

Anton Wahlman:	Oh.

Salvatore D’Auria:	So just think about the four RBOCs. And think that there can be, again, multiple opportunities, multiple significant opportunities, you know, with each one of those tier one, you know, U.S. RBOCs.

Anton Wahlman:	I mean, how is that possible? I mean would you count one for every state and one for L.A, one for San Francisco?

Salvatore D’Auria:	No, no, no. You’re not getting the point here on this at all. You know, you know how the buying cycle goes. There, you know, it’s not uncommon to see, you know, two RFPs for two different, you know, network elements or parts of the network. So.

Anton Wahlman:	Okay. So VSP versus Astria basically.

Salvatore D’Auria:	Potentially. There could be also multiple CP opportunities. You know, given our broad range of applications. Our products do a number of things. Everything from, you know, the classic head in opportunities to things like forward error correction, you know, etcetera, etcetera.

So again these are not, you know, these are – the tier ones look at them as different projects. So there are different projects and as there are different projects I represent them as different opportunities because they are projects that are tracked and that are one, separate from each other.

Anton Wahlman:	So the four RBOCs alone could have, you know, dozens or even hundreds of opportunities in theory.

Salvatore D’Auria:	In theory. And you could imagine that I’ve only counted those that we believe are multimillion dollar in nature.

Anton Wahlman:	Okay.

Salvatore D’Auria:	We’re not talking about, you know, a small opportunity. We’re talking about opportunities that again are multimillion dollar in nature for a piece of the very complex, you know, video network that they are, you know, rolling out or anticipating to roll out in the near future.

Anton Wahlman:	Randy did you mention the headcount? Where it is now and where it was a quarter ago?

Randall Gausman:	Headcount now is 137.

Anton Wahlman:	And where was it say a quarter ago?

Randall Gausman:	It was about the same. About 135.

Salvatore D’Auria:	Yeah 135.

Anton Wahlman:	Okay. All right. Well, thank you. Thank you.

Salvatore D’Auria:	I hope we were clear on those tier ones and…

Anton Wahlman:	Yeah. No, no, no, no. I think you explained that good enough. And thanks Randy for reading every single line of the cash flow statement especially since we didn’t receive the email with the press release until 9:07 am this morning, which was exactly seven minutes ago. That was very helpful.

Thank you.

Salvatore D’Auria:	I’m not sure I understand the comment on the press release. The press release went out yesterday. So we need to check your email situation.

Randall Gausman:	We’ll check on that Anton.

Operator:	Your next question comes from the line of Tim Savageaux with Merriman.

Tim Savageaux:	Hi guys. Sounding like you better push this call back a little bit. I thought I was cranky when I woke up in the morning and it’s much earlier out here.

Salvatore D’Auria:	I was going to say Tim, we know that you’re on the west coast. Anton’s been up for a while so… Of course, you figured out that Randy has a terrible head cold so I’m really happy and proud that he was able to read all of the stuff that he did read.

Tim Savageaux:	Well, we’ll struggle through it nonetheless. And nice guidance there. Most of my questions have been answered. But I have a couple I want to follow up on.

First is you didn’t really mention the cable operators or the cable opportunity in your sort of list of potential growth drivers. I wonder if you can comment on that for one?

And then secondly and unrelated, I’m just sort of curious about what the transition both to MPEG-4 and to MPEG-4HD when that begins to occur means to Tut from a pricing and sort of profitability kind of purse string basis? Do you expect that to be a higher ASP situation and any change in the margin structure as you make this transition in terms of upgrading both your installed base and new opportunities?

So those are my two questions. Thanks.

Salvatore D’Auria:	Yeah. And those are good questions. Yeah. It’s a good comment on the – a good reminder on the cable side. You know, one of the things that we have seen is that our VSP edge modulation product while modest we continue to sell a number of those – we continued to sell a number in the quarter in Q4.

One of the things that we realized throughout the year is that when you think about our current installed base of customers, the IOC customers, somewhere between 30 and 40% of those IOCs also have cable plant in their network. So we count sales to some of our existing customers as some of our first cable infrastructure sales. And that’s been a good thing for us.

In fact, our customer INS has a number of VSPs in their network and a number of VSPs are part of that $3 million plus order that we received from them.

We think that we’ll see more of that in 2006 and we are in discussion and in process with a number of more traditional cable guys, particularly for our VSP edge modulation product.

So I failed to mention it but stay tuned there over the course of the year.

On your MPEG-4 AVC HD question, it’s we think a very interesting and very positive opportunity for us. Across the board all of our customers – our current customers are very interested in HD. And whereas not all of them will upgrade their entire head end to MPEG-4, with our product they have the facility to have an MPEG-2 head end and to augment that with MPEG-4 AVC HD channels. And they all expressed interest to having at least a handful of HD channels as part of the mix.

The other thing we like about HD, again, beyond the fact that it’s, you know, very ripe for upgrades for our entire product line or our customer base, but the other positive thing is that the ASP will be higher. And we believe that the gross margin will see improvement because of HD.

So it’s a good thing to mix into the equation over the course of 2006. And we’re very excited about that dynamic.

Tim Savageaux:	Okay. Can you still hear me?

Salvatore D’Auria:	Yep.

Tim Savageaux:	Okay. Great. Wasn’t sure if I was still on.

And more broadly from a pricing standpoint I wonder if you can, you know, in your current business are there sort of meaningful trends that developed over the last couple of quarters with regard to pricing? Have you seen relative stability or some degree of competitive pressure there?

Salvatore D’Auria:	Well, I think that we have, you know, we certainly stated earlier that we’ve seen, you know, a lot of competitive pressure particularly as we have won the lion’s share of the business out there.

Again, I try to keep track of press releases from our competitors and I don’t think that anyone has sold, you know, 1800 MPEG-4 channels. That’s quite a number of channels. And in fact, if you dig in on that you find that we have quite a few of, you know, a hundred plus channel MPEG-4 head ends, which are, again, meaningful size to MPEG-4.

We continue to see, you know, players, you know, try to establish themselves in this market and use price as a weapon to do that. We think that that’s going to moderate a bit. And you know over the course of 2006 we saw the, you know, roughly two point improvement in the video business for gross margin in the quarter. And we do expect to build on that.

Tim Savageaux:	Okay. And one final question. Sorry. You’d mentioned in your gross margin guidance 400,000 of intangibles. If we go back to the Q4 actual number I’m sure you mentioned this. I’m sure I missed it. Are there, you know, sort of the headline number, I think, is 28%, which is sort of lower than we were looking for. And you went through a couple of either reserves or one time items. Is there a similar amortization charge or can you run through what the kind of – what some things would be on the gross margin line again?

Randall Gausman:	Yeah. Tim, this is Randy. There was an amortization charge in Q4 of $400,000 as well.

Tim Savageaux:	Okay.

Randall Gausman:	It’s the amortization for our technology and patents related to our products.

Tim Savageaux:	All right. And then some sort of reserve increase as well?

Randall Gausman:	Yeah. There was an increase in inventory reserves of $200,000.

Tim Savageaux:	Thanks.

Randall Gausman:	Yep.

Salvatore D’Auria:	And just as a, you know, another comment on that, it was basically the PBN volume and gross margin that pulled things, you know, down a bit. And you know, we believe that the growth in the video side will, you know, will happen in certainly in the beginning of Q2 or Q1 but continuing through the year.

Operator:	Your next question is a follow up from the line of Anton Wahlman with Needham.

Anton Wahlman:	Hey, on the Middle Eastern opportunity with your distribution partner, is that, you know, several different ongoing deployments right now or would you say that it’s mostly one very large deployment that constituted the year approximate 12% of sales? And you know, how would you, you know, break that down?

Salvatore D’Auria:	Yeah. It’s a really simple breakdown. That is one head end for one PTT. And it’s a good size win. They – and we think that that’s great. And as I mentioned on the heels of that win and the system coming up, we have, you know, recently had meetings with – in fact just two weeks back our sales team was over in the region meeting with over 100 perspective customers.

I don’t know exactly how many different PTTs they represented but they were very impressed with what they saw, with the PTT we were working with and it makes a world of difference when you have something essentially local in the region as a showcase to build more business on.

Anton Wahlman:	So you think you’ll get other PTTs in the region to come in here in ’06?

Salvatore D’Auria:	We believe so. We believe that based on the interest that we’ve seen we think that we’ve built a good beach head and a good reputation in the region which goes a long way to building business again. Just like we saw in Hong Kong. We really built off of Hong Kong and that relationship with Huawei came after that win in Hong Kong and wins throughout various places in Asia came on the heels of that. I think you may remember that we’ve had a number of potential customers go visit the up and running system in Hong Kong as part of their decision-making process and that’s helped us quite a bit. We’ll do the same thing in the Middle East now.

Anton Wahlman:	Now there is another class of potential customers that haven’t obviously been important in the past but, which have been making announcements of various kinds and sort of offer service here and there. Those are various types of wireless carriers. You can imagine let’s call them fixed wireless, be it DVBH operators, you can imagine folks transmitting over WiMAX, you can imagine all these cell phone guys that are doing various forms of video over their network.

Any exposure that you expect to be having from any types of wireless anything?

Salvatore D’Auria:	Yeah, that’s a really good question and what’s great for us is when we’re out there with the customers we hear directly from them and things like DVBH have come up in recent days in fact in some of the Middle East activities it has come up. We believe that that will become, over time that will become part of our not only product offering but the customers and sort of market segment. The architects that we have in our Astria product line is such that it will again over time support those other opportunities and you’ll see things like these different protocols appropriate for wireless areas. And you’ll also see things like and you’ll hear more things like PIP, picture in picture which in itself opened up some interesting opportunities and will be part of our product offering.

So, yeah we see that as a growth area and that will be driven from new product activities on the Astria side and we’re watching that very closely and listening to the customers very closely. And again things like DVBH have come up and we’re paying attention to that.

Anton Wahlman:	Other types of - forms of video is dovetailing a little bit of some of the wireless aspects in some cases, all these various download models for video over the web in a variety of ways. They’re kind of the movie links and so forth. But there are plenty of others that are going to be popping up here and those tend to be off line and coded. Is off lining coding going to be a market where you will be going after or is that really not going to be part of where you’re looking?

Salvatore D’Auria:	Well when you look at all of the different processing things that take place we definitely will be playing in the area that will support all of these different and evolving download on demand kind of activities. Remember we don’t just do encoding, we also do transcoding. So a lot of times there’s, most times there’s MPEG-2 content that may need to turn into MPEG-4 content. And that just as we’ve also supported that the protocol conversion to IP or ATM or IP over at ATM or DVB we will add more and more options to that essentially processing protocol family.

So we, if you take a look at what we think that they’ll really be doing with some of these new models it will be more than just off line encoding. It will be a variety of things to support those on demand I want to see it now services and we will support that and our architecture is ready.

Anton Wahlman:	And finally I’m just looking at your balance sheet. It looks like you’ve got a round number by $14 million in cash and you’ve got a line of credit of, you’ve taken out about $7 million.

What’s your thinking about balance sheet requirements in relation to cash earn? What are you, anything you think you need to do and in what timeframe?

Salvatore D’Auria:	Yeah, so if you look at the cash you notice that the cash, the end of, the cash at the end of ’05 higher than we did at the end of ’04. When you think about all of the other elements in our equation some things that you have good visibility to relative to receivables which are key but also relative to backlog. I mean we once again stated that backlog has grown once again and we’re very happy about that and look to grow that even more and as we certainly grow our business. We think that we, again as we look at our business plan for 2004 and 2006 we feel pretty comfortable with the resources that we have.

And you know we’ll continue to watch that closely but with the number of opportunities that we have and these four growth areas could be a very interesting and positive year for us in 2006. And by the way as I mentioned we do see, continue to see the EBITDA positive in the second half of 2006. And again the growth that we’re seeing in different areas supports that happening.

Anton Wahlman:	So does that mean that you think that you will or will not have to raise additional funds in ’06 or not?

Salvatore D’Auria:	You know at the moment we’re comfortable with where we are and don’t see doing any other activities there to increase that. Obviously we always watch things very, very closely particularly in regard to the growth and that’s one of the things we’re just watching very, very closely relative to ’06. We give a guidance of a 10% growth in Q1 and by the way that 10% growth does not include all of those growth drivers as in there is no tier 1 opportunity set in that guidance that we’ve given for Q1. So we look forward to layering on these various things through the year hopefully sooner than later.

Anton Wahlman:	All right. Thank you very much.

Salvatore D’Auria:	Thank you Anton.

Operator:	Your next question comes from the line of Brian Ladin with Bonanza.

Brian Ladin:	Good morning guys.

Salvatore D’Auria:	Hey Brian how are you?

Brian Ladin:	Good, how are you?

Salvatore D’Auria:	Good.

Brian Ladin:	A couple of questions. From a competitive perspective Sal in the past you’ve given us some color with regards to head to head wins you had in a quarter some of your known competitors. How is that in Q4?

Salvatore D’Auria:	Yeah, actually we continued the trend of winning a disproportionate number of more than our fair share of wins there. And the other factor that is really positive for us is that as you have these wins and as those customers begin to build their networks and deploy their networks we have an additional set of enthusiastic people. Our customers are very happy with what they, what they see from us, what they’ve deployed from us and they’re very happy to tell others about that or show others that. So with over 160 customers today and 20

AVC customers we have a lot of places to take perspective customers to see real world working systems and very happy customers running those systems.

Brian Ladin:	Okay. On the R&D line, should we expect, I know you gave an operating expense breakout but should we expect R&D to be flat or how are you looking at that going forward in ’06?

Salvatore D’Auria:	Yeah, I think that we’re in the process as we talked about some new products in certain areas we are in a cycle of developing some new things. By the way that goes not just for the PBN area but also for the Astria video side of the house. But I think that we have some, in fact there was some in Q4 built in increases in that that will continue and we liked overall, we think that the cycle will bring a relatively flat R&D spending given that we’ve already been spending some incremental amounts there.

Brian Ladin:	Okay. And then last question, to break through and get to profitability or maybe just to get to cash flow positive, do you think it’s going to be necessary to win tier 1 business or can you do that just with the IOC business and maybe some international wins?

Salvatore D’Auria:	Yeah, you know going back to the four growth areas that I talked about, the IOC/PTT area and this upgrade cycle, I think that we can see EBITDA positive with just a growth from those two areas. Again, not even counting the tier 1 and the new potential PBN business that we see happening in the year. So we’re again we think that core business is really strong. Just look at the numbers. You know the, here we are, in IOC in the Middle East at 12% customer in the quarter from an upgrade cycle perspective I think we surprised a lot of people by showing a $3 million plus quarter from an existing customer. That’s significant upgrade cycle revenue.

I think those, again two areas alone could bring us EBITDA positive but we’re obviously not stopping there and believe that we have opportunities, real opportunities again with the tier 1s and the PBN business and additions.

Brian Ladin:	Okay, and my last question and I’ll hop off. In the press release for the $3 million contract there is a line in there about the IOC being able to add additional HD channels when HD set top boxes are available in ’06. Are you seeing any spending delays because of a lack of availability of HD MPEG-4 set top boxes?

Salvatore D’Auria:	Well you know the world has changed and changed in a very positive way over the last year. I mean a year ago that was a very difficult situation and its gotten a lot better. The, we look at the chip manufacturers that are sort of the key for the set top boxes are now shipping chips. Middleware integration is taking place and I’m not going to announce that the Middleware, I mean the set top box speed bumps are completely cleared but we’re getting pretty close particularly on SD. HD is a little different. HD is again much more difficult than SD and is lagging the SD by a little bit and that’s why we talk about our HD in the Q2 timeframe. Coincident with the availability of some of these HD set top boxes.

Brian Ladin:	Got it. Okay. Thanks guys. I appreciate the time.

Salvatore D’Auria:	Thank you Brian.

Operator:	At this time there are no further questions.

Salvatore D’Auria:	So can we just give everyone one last chance to ask question just in case there are any shy people out there that we, that want to ask a question?

Operator:	Yes, sir. Once again if you would like to ask a question please press star then the number 1 on your telephone keypad at this time. Again that is star 1 to ask a question. Still no questions.

Salvatore D’Auria:	Okay, well it sounds like everyone’s had a chance to ask questions and even the west coast folks have woken up so that’s great. So again we’re excited about the performance in Q4. We’re very, very excited about the growth ahead in ’06 and we’ll do our best to keep you informed about our progress in these areas. Thanks again for joining us on this call and have a great day.

Operator:	Thank you for participating in today’s Tut Systems Fourth Quarter and Year End 2005 Results conference call. You may disconnect at this time.

END